Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE

NRG Reports Strong 2004 Financial Results

Princeton, NJ; (March 30, 2005)—NRG Energy, Inc. (NYSE: NRG) today reported net income for the quarter ended December 31, 2004 of $18.1 million, or $0.18 per diluted share. Reported net income for the year ended December 31, 2004 was $185.6 million or $1.85 per diluted share. Income from discontinued operations was $0.2 million during the fourth quarter and $23.5 million or $0.24 per diluted share for the full year. The fourth quarter results included a $60 million before tax mark-to-market gain associated with financial electricity sales executed during the fourth quarter 2004 to hedge the Northeast coal-fired generation primarily related to the first quarter 2005.

Cash provided by operations was $48.6 million and $644 million for the fourth quarter and full year 2004, respectively. Fourth quarter and full year net increase in cash was $5.3 million and $558.8 million, respectively. The $558.8 million result includes $147 million from asset sales and a $100 million net payment from the Xcel Energy settlement.

The Company completed several significant capital transactions during the fourth quarter 2004. These included the issuance of $420 million of preferred securities, the repurchase of 13 million common shares from MatlinPatterson, and the $950 million refinancing of its Senior Debt Facility.

“Our strong execution across all areas of our business in 2004 allowed us to exceed our own financial objectives for the year,” said David Crane, NRG President and Chief Executive Officer. “We are also pleased that during the course of achieving such a strong first year result, we succeeded in positioning the Company’s balance sheet and asset portfolio as a platform for value-enhancing growth.”

Adjusted net income, excluding discontinued operations and other nonrecurring items, was $15.9 million or $0.16 per diluted share for the three months ended December 31, 2004 and $180.2 million or $1.80 per diluted shares for the twelve months ended December 31, 2004. Adjustments were primarily associated with asset impairments, restructuring and relocation charges and litigation settlements (see Table A-1).

Additional Full Year and Fourth Quarter Highlights:

•	$976 million of adjusted EBITDA for 2004 (see Table 1);

•	Reduced net debt to total capital to 49% as of December 31, 2004;

•	Successful implementation of NRG’s multi-faceted approach to long-term environmental remediation at our New York coal-fired plants;

•	Record operating reliability across fleet led by Big Cajun II, which set a net generation output record of 10,468,596 megawatt hours (MWh) in 2004; and

•	Strong operating performance internationally, buoyed by completion of the Playford refurbishment and strong summer weather in Australia.

Financial Summary

NRG’s fourth quarter net income of $18.1 million and operating revenues of $580.9 million were primarily driven by the solid performance of our Northeast assets and the strong generating output and pool prices in Australia. These favorable results were partially offset by unplanned outages in South Central and the pre-tax impact of $41.2 million of prepayment penalties and a write off for previously deferred financing costs associated with the refinancing of the Senior Debt Facility. Operating expenses were lower primarily due to reduced auxiliary power charges and tax credits. The fourth quarter included $60 million in pretax mark-to-market gains associated with financial electricity sales in the Northeast. This was partially offset by a $6.4 million mark-to-market loss in our Australian operations.

NRG’s full-year net income of $185.6 million and operating revenues of $2.4 billion reflect the strong reliability of our assets throughout the year, particularly during the first quarter 2004 when we saw an extreme cold weather condition in the Northeast and strong pool prices during a hot summer in Australia. Full-year results were also impacted by higher revenues from West Coast Power (WCP), our partnership with Dynegy Inc., the favorable settlement of the Connecticut RMR agreement, the $38.5 million FERC-approved settlement with Connecticut Light & Power and tax credits. Expenses incurred in connection with relocation, reorganization, restructuring and impairments aggregated $47.4 million pretax. Included in the full year results were $71.6 million of pretax write-offs for previously deferred financing costs and prepayment premiums associated with first and fourth quarter 2004 refinancings.

Table 1: Adjusted EBITDA by region

(in millions)	Q4	2004

Northeast	$111	$415
South Central	$24	$116
West Coast	$50	$185
Australia	$10	$70
Other International	$20	$92
Other North America	$8	$81
Alternative Energy	$(4)	$7
Thermal and other Non-Generation	$11	$50
Corporate – Unallocated	$(16)	$(39)

Total	$214	$976

Northeast: The Northeast region posted a strong fourth quarter with adjusted EBITDA of $111 million. These results included the favorable impact of $60 million in unrealized before tax gains from financial energy sales transactions. Additionally, our Huntley and Dunkirk plants continued to realize the benefits from their conversion to low-sulfur, lower cost Powder River Basin (PRB) coal. Our Indian River facility had higher generation and revenues for the quarter due to the unavailability of other generating facilities in the PJM market. The Northeast also benefited from a settlement that reduced its auxiliary power utility charges.

The Northeast’s full-year adjusted EBITDA was due to strong asset performance during extreme weather in January 2004 and the favorable reliability-must-run (RMR) settlement for some our

NEPOOL assets. The RMR settlement received final approval from the FERC on January 27, 2005. Northeast operating expenses were lower due to tax credits.

South Central: The South Central region generated $24 million in adjusted EBITDA during the quarter. These results proved to be the weakest quarterly results for the region during the year. Coop and long term customer load demand was strong during the fourth quarter with 2.1 million MWh delivered to such customers. December load volume hit a record high due to unusually cold weather. Consequently, high customer demand limited our ability to sell into the merchant market where prices are generally more favorable than our contracted energy prices. The region’s quarterly performance was also adversely affected by a forced outage at one of our three units at our Big Cajun II facility during October 2004, which required the Company to meet its contracted load-following obligations in the merchant market at higher cost than our coal-based generating assets.

For the full year, our South Central region generated $116 million in adjusted EBITDA. During the year, the Company delivered over 8.9 million MWh to our coop and long term customers. These contracted energy revenues were further supplemented by merchant energy sales of 1.7 million MWh. Despite the October forced outage discussed above, our Big Cajun II facility produced a record 10.5 million MWh with a net capacity factor of 80.9% versus 73.4% for 2002. Big Cajun II’s equivalent forced outage rate of 4.9% was half of what it was in 2002 marking two consecutive years of operating improvements.

West Coast: The West Coast region’s fourth quarter adjusted EBITDA of $50 million was driven primarily by the earnings realized by WCP.

Full-year results of our West Coast region were favorable due to WCP’s pricing under the California Department of Water Resources (CDWR) contract with adjusted EBITDA totaling $185 million. Additionally, revenues from ancillary services and minimum load cost compensation power positively contributed to WCP’s operating results. As of January 1, 2005 we retired our Long Beach facility following approval from the California ISO as the facility was no longer required for reliability. The power purchase agreement with the CDWR expired on December 31, 2004.

Australia: Fourth quarter adjusted EBITDA totaled $10 million. The increased generation from the newly refurbished Playford station and strong pool prices during the quarter offset a generally mild start to the summer season.

Full-year adjusted EBITDA of $70 million was primarily due to the strong first quarter, when Australia experienced a particularly hot summer, driving higher generation and pool prices.

Other North America: Fourth quarter adjusted EBITDA totaled $8 million. During the quarter, we successfully closed the sale of our Kendall operation, resulting in $1 million in net sales proceeds and the removal of approximately $450 million in consolidated project-financed debt from our balance sheet. Kendall contributed $5.7 million in EBITDA for the fourth quarter as we continued to see increasing run-time from the asset since it became part of the PJM market.

Other North American assets’ full-year adjusted EBITDA totaled $81 million. The results were driven by our Kendall asset and equity investments. Kendall contributed $41.9 million of adjusted

EBITDA to the Other North American results, with the balance driven by the performance of the Rockford asset and the Rocky Road and James River equity investments.

Other International:
Adjusted EBITDA for the fourth quarter was $20 million. These results were driven primarily by the Company’s German operations, Schkopau and MIBRAG. MIBRAG, a coal mining and power plant operation in which NRG holds a 50% ownership, benefited this quarter as its coal customers were back to full operations after outages in the two prior quarters.

Full-year adjusted EBITDA of $92 million was driven by the German operations, which are largely contracted, and the Enfield investment, which recorded a total of $23 million in unrealized gains associated with its long-term gas contract.

Thermal and Other Non-Generation:
Adjusted EBITDA for Thermal and other Non-Generation through 2004 was primarily from the thermal operations. Thermal’s output is largely contracted, providing steam heating to approximately 565 customers and chilled water to 90 customers, resulting in a steady earnings stream.

Liquidity and Capital Resources
As of December 31, 2004 and 2003 liquidity was $1.57 billion and $1.17 billion respectively as set forth below:

Table 2: Corporate Liquidity
(in millions)	December 31, 2004	December 31, 2003
Unrestricted Cash:
Domestic*	921	418
International	189	134
Restricted Cash:
Domestic	54	70
International	59	46

Total Cash	1,223	668
Letter of Credit Availability	193	248
Revolver Availability	150	250

Total Current Liquidity	$1,566	$1,166

* $432 million was used to redeem high-yield bonds in January and February 2005.

On December 24, 2004, the Company amended and restated its Senior Debt Facility, which now consists of a $450 million Term B loan, a $350 million funded letter of credit facility and a $150 million revolver. The interest rate on the amended Term B loan and Letter of Credit is LIBOR plus 187.5 basis points, a reduction of 212.5 basis points from the original facility.

On December 27, 2004, NRG completed the issuance of $420 million of convertible preferred stock which provided $406 million in net proceeds. The proceeds were used to redeem and cancel $375 million of its high yield notes at 108. This redemption was completed on February 4, 2005. The issuance of the preferred securities also enabled NRG to use available cash balances to repurchase 13 million shares of common stock for $31.16 per share from investment partnerships managed by MatlinPatterson Global Advisers, LLC. This left MatlinPatterson with less than 10% of the common stock, and caused them to relinquish their three board seats and registration rights with respect to their remaining shares.

During the first quarter of 2005, the Company purchased in the market an additional $41 million of high yield notes at an average cost of approximately 108. The face amount of our remaining outstanding high yield notes was $1.35 billion as of March 1, 2005.

Recent Development
On February 25, 2005, the Company collected $70.8 million of an arbitration award arising out of the Company’s participation in the TermoRio project in Brazil. Previous to its receipt, that potential award had been carried on the Company’s balance sheet at $57.3 million. As a result, the difference of approximately $13 million will be included in the first quarter 2005 earnings. The entire $70.8 million will be included in the Company’s first quarter 2005 net cash flow.

2005 Outlook
While the notable weather events (in Australia and the Northeast U.S.) that positively influenced the Company’s financial results in the first quarter 2004 have not occurred in 2005, NRG continues to take advantage of the persistently high gas price environment to hedge its baseload coal position for the balance of 2005 and into 2006. As previously disclosed, the Company substantially hedged its baseload coal generation in the Northeast for 2005 early in the fourth quarter of 2004 resulting in a $60 million pretax mark-to-market gain as of year end 2004. While this $60 million is associated with 2005 revenues, FAS 133 requires it to be recorded in fiscal year 2004 results.

The Company’s adjusted EBITDA guidance for 2005, excluding unusual or nonrecurring events and assuming normal weather patterns in our core markets, is estimated at $560 million (see table A-5). This adjusted EBITDA guidance excludes the $60 million mark-to-market gain referred to in the previous paragraph and takes into account the sale during 2004 of Kendall and the projected sale of additional EBITDA-generating assets during 2005. The gross margin associated with this EBITDA estimate is substantially hedged in terms of downside protection while the Company retains the potential to benefit from extreme weather events, locational supply-demand imbalances or gas price spikes through its dual fuel-fired peaking units.

Earnings Conference Call
On March 30, 2005, NRG will host a conference call at 9:00 a.m. EST to discuss these results. To access the live webcast and accompanying slide presentation, log on to NRG’s website at http://www.nrgenergy.com and click on “Investors.” To participate in the call, dial 877.407.8035. International callers should dial 201.689.8035. Participants should dial in or log on approximately five minutes prior to the scheduled start time.

The call will be available for replay shortly after completion of the live event on the “Investors” section of the NRG website.

Annual Meeting
On Tuesday, May 24, 2005, NRG will host its Annual Meeting of Stockholders at the Hotel DuPont in Wilmington, Delaware beginning at 10:00 am EST.

About NRG
NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and West Coast regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in international generating facilities in Australia, Germany and the United Kingdom.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include, but are not limited to, expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, foreign exchange rates, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets and related government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, our ability to convert facilities to burn western coal, our substantial indebtedness and the possibility that we may incur additional indebtedness, adverse results in current and future litigation, the willingness of counterparties to negotiate new contracts in California, and the amount of proceeds from asset sales.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance is an estimate as of today’s date, March 30, 2005 and is based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

# # #

More information on NRG is available at www.nrgenergy.com

Contacts:

Meredith Moore
Media Relations
609.524.4522

Nahla Azmy
Investor Relations
609.524.4526

Katy Sullivan
Investor Relations
609.524.4527

NRG ENERGY, INC. AND SUBSIDIARIES
Reconciliation of NonGAAP Financial Measures

Appendix Table A-1: Adjusted Net Income Reconciliation
The following table summarizes the calculation of adjusted net income and provides a reconciliation to GAAP net income/(loss), including per share amounts

	Three Months Ended		Twelve Months Ended
(Dollars in thousands, except per share amounts)	12/31/2004	Diluted EPS	12/31/2004	Diluted EPS

Net Income (Loss)	$18,137	$0.18	$185,617	$1.85
Plus:
Fixed Assets Impairments, net of tax	1,498	0.02	26,998	0.27
(Income) Loss from Discontinued Operations, net of tax	(167)	(0.00)	(1,053)	(0.01)
(Gain) Loss for Discontinued Operations	—	—	(22,419)	(0.22)
Corporate relocation charges, net of tax	2,233	0.02	9,773	0.10
Reorganization items, net of tax	(7,093)	(0.07)	(8,094)	(0.08)
FERC-authorized settlement with CL&P, net of tax	—	—	(23,187)	(0.23)
Write down of Note Receivable, net of tax	—	—	2,764	0.03
Write downs and (gains)/losses on sales of equity method investments, net of tax	1,338	0.01	9,835	0.10

Adjusted Net Income	$15,946	$0.16	$180,233	$1.80

Appendix Table A-2: EBITDA Reconciliation
The following table summarizes the calculation of EBITDA and provides a reconciliation to net income/(loss):

	Three Months	Twelve Months
	Ended	Ended
	12/31/2004	12/31/2004
Net Income:	$18,137	$185,617
Plus:
Income Tax Expense	246	65,112
Interest Expense	82,901	276,160
Amortization and Write Downs of Finance Costs	29,236	51,465
Amortization of Debt Discount/Premium	2,543	13,308
Depreciation Expense	49,748	209,295
WCP CDWR contract amortization	26,047	115,751
Amortization of power contracts	6,022	35,316
Amortization of emission credits	2,991	17,829

EBITDA	$217,871	$969,853
Fixed Assets Impairments	2,478	44,661
Discontinued Operations	(168)	(23,472)
Corporate relocation charges	3,693	16,167
Reorganization items	(11,735)	(13,390)
FERC-authorized settlement with CL&P	—	(38,357)
Write Down of Note Receivable	—	4,572
Write Downs/Loss on Sales of Equity Investments	2,213	16,270

Adjusted EBITDA	$214,352	$976,304

Appendix Table A-3: Fourth Quarter Regional EBITDA Reconciliation
The following table summarizes the calculation of EBITDA and provides a reconciliation to net income/(loss):

Three months ending December 31, 2004

		South		Other		Other	Alt.
	Northeast	Central	West	NA	Australia	Int’l	Energy	Non-Gen	Corp

Net Income:	90,333	7,073	22,770	(287)	(2,745)	10,310	(6,657)	2,505	(105,165)
Plus:
Income Tax Expense/Benefit	—	—	83	(10,794)	(2,643)	1,000	796	997	10,806
Interest Expense	78	2,084	—	7,788	3,851	7,716	41	2,250	59,094
Amortization and Write Downs of Finance Costs	—	—	—	—	—	—	—	3	29,233
Amortization of Debt Discount/Premium	—	629	—	3,076	(333)	—	—	(246)	(584)
Depreciation Expense	18,564	15,266	198	1,983	6,837	765	1,314	2,748	2,074
WCP CDWR contract amortization	—	—	26,047	—	—	—	—	—	—
Amortization of power contract	—	(2,800)	720	2,571	5,316	—	—	215	—
Amortization of emission credits	2,484	506	—	—	—	—	—	—	—
EBITDA	111,459	22,758	49,818	4,338	10,283	19,791	(4,506)	8,472	(4,542)
Fixed Assets Impairments	—	493	—	1,985	—	—	—	—	—
Discontinued Operations	—	—	—	(506)	—	—	206	—	133
Corporate relocation charges	8	—	—	—	—	—	—	—	3,686
Reorganization items	(35)	312	—	25	—	—	—	81	(12,116)
Write Downs/Loss on Sales of Equity Investments	—	—	—	2,213	—	—	—	—	—
Adjusted EBITDA	111,432	23,563	49,818	8,055	10,283	19,791	(4,300)	8,553	(12,839)

Appendix Table A-4: Full Year Regional EBITDA Reconciliation
The following table summarizes the calculation of EBITDA and provides a reconciliation to net income/(loss):

Twelve months ending December 31, 2004

		South		Other		Other	Alt.
	Northeast	Central	West	NA	Australia	Int’l	Energy	Non-Gen	Corp

Net Income:	321,814	49,350	65,458	(18,272)	9,600	78,079	703	61,902	(383,017)
Plus:
Income Tax Expense/Benefit	—	—	175	(9,961)	(4,610)	12,872	(1,224)	5,033	62,827
Interest Expense	791	6,180	3	33,026	12,191	10,769	455	9,477	203,269
Amortization and Write Downs of Finance Costs	—	—	—	—	—	—	—	3	51,462
Amortization of Debt Discount/Premium	—	2,530	—	14,944	(1,002)	—	(10)	(1,061)	(2,094)
Depreciation Expense	72,665	62,458	800	21,842	24,027	2,834	5,293	11,318	8,058
WCP CDWR contract amortization	—	—	115,751	—	—	—	—	—	—
Amortization of power contract	6,374	(13,793)	3,127	9,753	28,998	—	—	857	—
Amortization of emission credits	12,836	4,992	—	—	—	—	—	—	—
EBITDA	414,480	111,717	185,314	51,333	69,204	104,554	5,217	87,529	(59,494)
Fixed Assets Impairments	247	2,909	—	26,505	—	—	—	—	15,000
Discontinued Operations	—	—	—	(13,183)	—	(12,358)	(2,457)	—	4,526
Corporate relocation charges	11	1	—	—	—	—	—	—	16,155
Reorganization items	180	976	—	142	—	—	—	513	(15,202)
FERC-authorized settlement with CL&P	—	—	—	—	—	—	—	(38,357)	—
Write Down of Note Receivable	—	—	—	4,572	—	—	—	—	—
Write Downs/Loss on Sales of Equity Investments	—	—	—	11,172	1,268	—	3,830	—	—
Adjusted EBITDA	414,918	115,603	185,314	80,541	70,472	92,196	6,594	49,685	(39,014)

Appendix Table A-5: Forecasted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to forecasted cash flow from operations:

$ in millions	Outlook
EBITDA	$575
Discontinued Operations and Unusual Charges	(15)
Adjusted EBITDA	560
Interest Payments	(201)
Income Tax	(24)
Other Cash Used by Operations	12
Working Capital Changes	116
Cash Flow from Operations	$463

EBITDA, Adjusted EBITDA and adjusted net income are nonGAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA and adjusted net income should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and losses on the sales of equity method investments; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this presentation.

Similar to Adjusted EBITDA, Adjusted net income represents net income adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and losses on the sales of equity method investments; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. In addition, in evaluating adjusted net income, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended	Year Ended
	December 31,	December 31,
	2004	2004
	(In thousands, except per share amounts)
Operating Revenues
Revenues from majority-owned operations	$580,873	$2,361,424

Operating Costs and Expenses
Cost of majority-owned operations	378,315	1,494,336
Depreciation and amortization	49,748	209,295
General, administrative and development	74,795	211,240
Other charges (credits)
Corporate relocation charges	3,693	16,167
Reorganization items	(11,734)	(13,390)
Restructuring and impairment charges	2,478	44,661
Fresh start reporting adjustments	—	—
Legal settlement	—	—
Total operating costs and expenses	497,295	1,962,309

Operating Income/(Loss)	83,578	399,115

Other Income/(Expense)
Minority interest in earnings of consolidated subsidiaries	(464)	(1,045)
Equity in earnings of unconsolidated affiliates	42,638	159,825
Write downs and losses on sales of equity method investments	(2,213)	(16,270)
Other income, net	9,355	26,565
Refinancing expenses	(41,152)	(71,569)
Interest expense	(73,527)	(269,364)

Total other expense	(65,363)	(171,858)

Income/(Loss) From Continuing Operations Before Income Taxes	18,215	227,257
Income Tax Expense/(Benefit)	246	65,112

Income/(Loss) From Continuing Operations	17,969	162,145
Income/(Loss) on Discontinued Operations, net of Income Taxes	168	23,472

Net Income/(Loss)	$18,137	$185,617

Weighted Average Number of Common Shares Outstanding — Basic	98,456	99,616
Income From Continuing Operations per Weighted Average Common Share — Basic	$0.18	$1.62
Income From Discontinued Operations per Weighted Average Common Share — Basic	0.00	0.24
Net Income per Weighted Average Common Share — Basic	$0.18	$1.86
Weighted Average Number of Common Shares Outstanding — Diluted	98,978	100,371
Income From Continuing Operations per Weighted Average Common Share — Diluted	$0.18	$1.62
Income From Discontinued Operations per Weighted Average Common Share — Diluted	0.00	0.23
Net Income per Weighted Average Common Shares — Diluted	$0.18	$1.85

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2004	2003
	(In thousands)
Current Assets
Cash and cash equivalents	$1,110,045	$551,223
Restricted cash	112,824	116,067
Accounts receivable-trade, less allowance for doubtful accounts of $1,011 and $0	272,101	201,921
Xcel Energy settlement receivable	—	640,000
Current portion of notes receivable and other investments — affiliates	—	200
Current portion of notes receivable and other investments	85,447	65,141
Income taxes receivable	37,484	—
Inventory	248,010	194,926
Derivative instruments valuation	79,759	772
Prepayments and other current assets	169,608	222,138
Deferred income taxes	—	1,850
Current assets — discontinued operations	3,010	119,601

Total current assets	2,118,288	2,113,839

Property, Plant and Equipment
In service	3,564,658	3,885,465
Under construction	17,429	139,171

Total property, plant and equipment	3,582,087	4,024,636
Less accumulated depreciation	(207,536)	(11,800)

Net property, plant and equipment	3,374,551	4,012,836

Other Assets
Equity investments in affiliates	734,950	737,998
Notes receivable and other investments, less current portion — affiliates, less reserve for uncollectible notes receivable of $4,402 and $0	128,046	130,152
Notes receivable and other investments, less current portion, less reserve for uncollectible notes receivable of $3,794 and $0	676,476	691,444
Decommissioning fund investments	4,954	4,809
Intangible assets, net of accumulated amortization of $55,010 and $5,212	294,350	432,361
Debt issuance costs, net of accumulated amortization of $3,635 and $454	48,485	74,337
Derivative instruments valuation	41,787	59,907
Funded letter of credit	350,000	250,000
Other assets	58,141	114,131
Non-current assets — discontinued operations	—	623,173

Total other assets	2,337,189	3,118,312

Total Assets	$7,830,028	$9,244,987

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — (Continued)

	December 31,	December 31,
	2004	2003
	(In thousands)
Current Liabilities
Current portion of long-term debt and capital leases	$512,252	$801,229
Short-term debt	—	19,019
Accounts payable — trade	166,131	158,646
Accounts payable — affiliates	5,591	3,092
Accrued income taxes	—	16,095
Accrued property, sales and other taxes	11,134	22,301
Accrued salaries, benefits and related costs	35,206	19,330
Accrued interest	11,057	8,982
Derivative instruments valuation	16,772	429
Deferred income taxes	334	—
Creditor pool obligation	—	540,000
Other bankruptcy settlement	175,576	220,000
Other current liabilities	152,526	102,861
Current liabilities — discontinued operations	1,362	114,197

Total current liabilities	1,087,941	2,026,181
Other Liabilities
Long-term debt and capital leases	3,253,866	3,327,782
Deferred income taxes	134,325	149,493
Postretirement and other benefit obligations	116,383	105,946
Derivative instruments valuation	148,445	153,503
Other long-term obligations	389,719	480,938
Non-current liabilities — discontinued operations	1,081	558,884

Total non-current liabilities	4,043,819	4,776,546

Total liabilities	5,131,760	6,802,727

Minority interest	6,104	5,004
Commitments and Contingencies Stockholders’ Equity
4% Convertible perpetual preferred stock; $.01 par value; 10,000,000 shares authorized, 420,000 issued and outstanding at December 31, 2004 (shown at liquidation value net of issuance costs)	406,359
Common stock; $.01 par value; 500,000,000 shares authorized; 100,041,935 and 100,000,000 shares issued at December 31, 2004 and 2003; 87,041,935 and 100,000,000 outstanding at December 31, 2004 and 2003	1,000	1,000
Additional paid-in capital	2,417,021	2,403,429
Retained earnings	196,642	11,025
Less treasury stock, at cost – 13,000,000 shares	(405,312)	—
Accumulated other comprehensive income	76,454	21,802

Total stockholders’ equity	2,692,164	2,437,256

Total Liabilities and Stockholders’ Equity	$7,830,028	$9,244,987

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended
December 31,
2004

(In thousands)
Cash Flows from Operating Activities
Net income/(loss)	$185,617
Adjustments to reconcile net income/(loss) to net cash
provided by operating activities
Distributions in excess of (less than) equity earnings of unconsolidated affiliates	(1,062)
Depreciation and amortization	214,620
Reserve for note and interest receivable	11,737
Amortization of financing costs and debt discount/(premium)	27,659
Write-off of deferred financing costs due to refinancings	42,137
Write downs and losses on sales of equity method investments	16,270
Deferred income taxes and investment tax credits	57,238
Unrealized (gains)/losses on derivatives	(73,792)
Minority interest	1,046
Amortization of out of market power contracts	51,652
Amortization of unearned equity compensations	13,592
Restructuring and impairment charges	44,661
Fresh start reporting adjustments
Gain on sale of discontinued operations	(22,419)
Cash provided by (used in) changes in certain working capital items, net of effects from acquisitions and dispositions
Accounts receivable, net	(51,471)
Xcel Energy settlement receivable	640,000
Inventory	(55,613)
Prepayments and other current assets	48,772
Accounts payable	6,905
Accrued expenses	(21,163)
Creditor pool obligation payments	(540,000)
Other current liabilities	7,242
Other assets and liabilities	40,365

Net Cash Provided (Used) by Operating Activities	643,993

Cash Flows from Investing Activities
Proceeds from sale of discontinued operations	252,676
Proceeds from sale of investments	50,693
Proceeds from sale of turbines
Decrease/(increase) in restricted cash and trust funds	(26,443)
Decrease/(increase) in notes receivable	25,109

Year Ended
December 31,
2004

(In thousands)
Capital expenditures	(114,360)
Investments in projects	(2,990)

Net Cash Provided (Used) by Investing Activities	184,685

Cash Flows from Financing Activities
Proceeds from issuance of preferred stock	406,359
Proceeds from issuance of stock
Purchase of treasury stock	(405,312)
Capital contributions from parent
Net borrowings under line of credit agreement
Proceeds from issuance of long-term debt	1,332,671
Deferred debt issuance costs	(25,506)
Funded letter of credit	(100,000)
Principal payments on short and long-term debt	(1,491,946)

Net Cash Provided (Used) by Financing Activities	(283,734)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	3,007
Change in Cash from Discontinued Operations	10,871

Net Increase in Cash and Cash Equivalents	558,822
Cash and Cash Equivalents at Beginning of Period	551,223

Cash and Cash Equivalents at End of Period	$1,110,045